JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FIRST-QUARTER 2015 NET INCOME OF
$5.9 BILLION, OR $1.45 PER SHARE, ON REVENUE1 OF $24.8 BILLION
14% RETURN ON TANGIBLE COMMON EQUITY1

ROTCE[1] 14%	Common equity Tier 1[1,2] 10.6%	Overhead ratio[1] 60%	Net payout LTM[3,12] 53%

STRONG UNDERLYING PERFORMANCE IN THE FIRST-QUARTER4

CCB	■	Consumer & Business Banking average deposits up 9%; record client investment assets, up 12%
ROE of 17%	■	Active mobile customer base up 22%
OH of 58%	■	Credit card sales volume[5] up 8%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 8.6% wallet share for 1Q15
ROE of 16%	■	Higher Markets activity
OH of 59%

CB	■	Period-end loan balances up 11% YoY, and 3% QoQ; with 4% QoQ growth in C&I6 loans and 3% QoQ growth in CRE[7] loans
ROE of 17%
OH of 41%	■	Record gross investment banking revenue with Commercial Banking clients, up 68%

AM	■	Twenty-fourth consecutive quarter of positive net long-term flows to assets under management
ROE of 22%	■	Record assets under management, up 7%
OH of 72%	■	Average loan balances up 8%

Jamie Dimon, Chairman and CEO, commented on the lines of business:

“Consumer & Community Banking saw healthy growth in deposits, investment assets and loans and continued to deepen relationships – winning four TNS Choice Awards in 2015, including #1 in consumer retail banking nationally for the third consecutive year. In Mortgage, we had higher originations and continued to add high-quality loans to our balance sheet while managing expenses.

The Corporate & Investment Bank maintained its #1 ranking in Global IB fees with strong fees across products, and 100 bps of market share gains over the last year. The Markets business saw an increase in activity in both Fixed Income and Equity Markets.

Commercial Banking generated healthy loan growth in both C&I6 and CRE[7] and also delivered an impressive increase in gross investment banking revenue with Commercial Banking clients.

Asset Management had $16 billion of net long-term inflows, generated strong investment performance and continued to grow loan and deposit balances.”

SIGNIFICANT ITEMS

■	First-quarter results included as a significant item $487 million (aftertax)[8] legal expense ($0.13 per share aftertax decrease in earnings)[8]
FORTRESS PRINCIPLES

■	Tangible book value per share[1,16] of $45.45, up 9% YoY

■	Basel III common equity Tier 1[1,2] of $167 billion, or ratio of 10.6%

■	Compliant with U.S. LCR[9] – HQLA[10] of $614 billion

■	Firm SLR[1] of 5.7% and Bank SLR[1] of 6.0%

■	Core loans[11] up 10% compared with the prior year
OPERATING LEVERAGE

■	Adjusted expense[1] of $14.2 billion and adjusted overhead ratio[1] of 57%

CAPITAL RETURN

■	Approximately $3.1 billion returned to shareholders[12] in the first quarter

■	The Board intends to increase the quarterly common stock dividend in the second quarter of 2015 from the current $0.40 per share to $0.44 per share
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$492 billion of credit and capital[13] raised in the first quarter

■	$54 billion of credit for consumers

■	$5 billion of credit for U.S. small businesses

■	$158 billion of credit for corporations

■	$260 billion of capital raised for clients

■	$16 billion of credit and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

■	Hired nearly 8,700 U.S. veterans and service members since 2011

Jamie Dimon concluded: “JPMorgan Chase continues to support consumers, businesses and communities and make a significant positive impact. We have an outstanding franchise which is getting safer and stronger, and is gaining market share over time. We continue to build the company for the long-term, we are investing in controls, infrastructure, systems, technology, new products and bankers. We will continue to navigate challenges and deliver for our clients, shareholders and communities.”

Investor Contact: Sarah Youngwood (212) 270-7325 [1]For notes on non-GAAP financial measures, including managed basis reporting, see page 6. For additional notes see page 7.	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 6.

JPMORGAN CHASE (JPM)[1,16]

Results for JPM				4Q14		1Q14
($ millions, except per share data)	1Q15	4Q14	1Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$24,820	$23,549	$23,853	$1,271	5%	$967	4%
Noninterest expense	14,883	15,409	14,636	(526)	(3)	247	2
Provision for credit losses	959	840	850	119	14	109	13
Net income	$5,914	$4,931	$5,269	$983	20	$645	12
Earnings per share	1.45	1.19	1.28	0.26	22	0.17	13
Return on tangible common equity	14%	11%	13%
1Presented on a managed basis. See notes on page 6 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $24.1 billion, $22.8 billion, and $23.2 billion for the first quarter of 2015, fourth quarter of 2014, and first quarter of 2014, respectively.

Discussion of Results:
Net income was $5.9 billion, up $645 million, or 12%, from the prior year predominantly driven by higher revenue.
Net revenue was $24.8 billion, up $967 million compared with the prior year, predominantly driven by strong performance in the Corporate & Investment Bank, both in Markets and Investment Banking. In addition, there was an increase in fee revenue in Asset Management and Mortgage Banking, partially offset by lower gains in Private Equity. Net interest income was $11.0 billion, relatively flat compared with the prior year.
Noninterest expense was $14.9 billion, up $247 million compared with the prior year, driven by higher Firmwide legal expense. On an adjusted expense1 basis, expense was $14.2 billion down $402 million compared with the prior year, driven by business simplification in the Corporate & Investment Bank and lower noninterest expense in Consumer & Community Banking.
The current quarter also benefited from $177 million in tax adjustments, compared to a tax charge of approximately $90 million in the prior year.
The provision for credit losses was $959 million, $109 million higher than the prior year, despite $217 million of lower net charge-offs, reflecting lower reserve releases of $93 million versus $419 million in the prior year.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q14		1Q14
($ millions)	1Q15	4Q14	1Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$10,704	$10,949	$10,534	$(245)	(2)%	$170	2%
Noninterest expense	6,190	6,411	6,437	(221)	(3)	(247)	(4)
Provision for credit losses	930	950	816	(20)	(2)	114	14
Net income	$2,219	$2,179	$1,981	$40	2%	$238	12%
Discussion of Results:
Net income was $2.2 billion, an increase of $238 million compared with the prior year, driven by both improved net revenue and lower noninterest expense.
Net revenue was $10.7 billion, an increase of $170 million compared with the prior year, driven by higher noninterest revenue across businesses, up $302 million. Net interest income was $7.0 billion, down $132 million, driven by spread compression, largely offset by higher deposit balances in Consumer & Business Banking and higher credit card loans.
Noninterest expense was $6.2 billion, a decrease of $247 million from the prior year, driven by lower Mortgage Banking and Consumer & Business Banking expense.

JPMorgan Chase & Co.
News Release

The provision for credit losses was $930 million, approximately $100 million higher than the prior year, despite lower net charge-offs, reflecting lower reserve releases.
Consumer & Business Banking net income was $828 million, an increase of $77 million compared with the prior year, driven by lower noninterest expense.
Net revenue was $4.4 billion, relatively flat compared with the prior year, reflecting lower net interest income, down $117 million, due to deposit spread compression; this was offset by higher noninterest revenue, up $77 million, driven by higher investment revenue and debit card revenue.
Noninterest expense was $3.0 billion, a decrease of $107 million from the prior year, primarily driven by branch efficiencies.
Mortgage Banking net income was $326 million, an increase of $194 million from the prior year.
Net revenue was $1.7 billion, an increase of $151 million compared with the prior year, driven by lower MSR risk management losses, partially offset by lower servicing revenue.
MSR risk management was a loss of $68 million, compared with a loss of $400 million in the prior year, which included a negative $460 million fair value adjustment primarily related to higher capital allocated to the business.
Noninterest expense was $1.2 billion, a decrease of $184 million from the prior year, reflecting lower compensation expense.
The provision for credit losses was $4 million, slightly higher than the prior year, despite lower net charge-offs of $104 million, offset by a reduction in the non credit-impaired allowance for loan losses of $100 million as home prices and delinquency trends continued to improve.
Card, Commerce Solutions & Auto14 net income was $1.1 billion, a decrease of $33 million compared with the prior year.
Net revenue was $4.6 billion, relatively flat compared with the prior year, driven by higher noninterest revenue on higher Auto lease income and net interchange income, largely offset by higher amortization of new account originations. Net interest income was $3.3 billion, flat compared with the prior year.
Noninterest expense was $2.0 billion, up $44 million from the prior year, primarily driven by higher Auto lease depreciation.
The provision for credit losses was $866 million, an increase of $103 million from the prior year despite lower net charge-offs, reflecting lower reserve releases. The current quarter provision reflected a release of $25 million in Student as compared with a release of $250 million in the prior year for Credit Card and Student.

CORPORATE & INVESTMENT BANK (CIB)[16]

Results for CIB				4Q14		1Q14
($ millions)	1Q15	4Q14	1Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$9,582	$7,383	$8,842	$2,199	30%	$740	8%
Noninterest expense	5,657	5,576	5,604	81	1	53	1
Provision for credit losses	(31)	(59)	49	28	47	(80)	NM
Net income	$2,537	$972	$2,125	$1,565	161%	$412	19%
Discussion of Results:
Net income was $2.5 billion, up $412 million, compared with $2.1 billion in the prior year, driven by higher net revenue.
Banking revenue was $3.1 billion, up 12% from the prior year, on strong performance in investment banking fees across products. Treasury Services revenue was $1.0 billion, down 2% compared with the prior year, driven by lower net interest income and lower trade finance revenue. Lending revenue was $353 million, up 9% from the prior year, largely reflecting higher gains on securities received from restructurings.
Markets & Investor Services revenue was $6.5 billion, up 7% from the prior year, despite the impact of business simplification, driven by higher Markets revenue. Excluding the revenue decline related to business simplification, Total Markets and Fixed Income Markets would each have been up 20%1. Equity Markets revenue was up 22%. Macro events drove robust client activity in Fixed Income Markets including in Currencies & Emerging Markets, and Rates, as well as in Equity Markets.

Noninterest expense was $5.7 billion, up 1% from the prior year, driven by higher legal expense and performance-based compensation expense, largely offset by the impact of business simplification.
The provision for credit losses was a benefit of $31 million, down $80 million from the prior year, driven by higher reserve releases.

COMMERCIAL BANKING (CB)

Results for CB				4Q14		1Q14
($ millions)	1Q15	4Q14	1Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,742	$1,770	$1,678	$(28)	(2)%	$64	4%
Noninterest expense	709	666	686	43	6	23	3
Provision for credit losses	61	(48)	5	109	NM	56	NM
Net income	$598	$693	$594	$(95)	(14)%	$4	1%
Discussion of Results:
Net income was $598 million, relatively flat compared with the prior year.
Net revenue was $1.7 billion, an increase of $64 million compared with the prior year, driven by higher noninterest revenue on record gross investment banking revenue. Net interest income was $1.1 billion, down slightly compared with the prior year, reflecting spread compression on loan and liability products, largely offset by higher balances.
Noninterest expense was $709 million, up $23 million compared with the prior year, driven by higher investment in controls.
The provision for credit losses was $61 million, $56 million higher than the prior year, driven by higher reserve build predominantly related to Oil & Gas exposures and net charge-offs in the current period compared with net recoveries in the prior year.

ASSET MANAGEMENT (AM)

Results for AM				4Q14		1Q14
($ millions)	1Q15	4Q14	1Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,005	$3,200	$2,800	$(195)	(6)%	$205	7%
Noninterest expense	2,175	2,320	2,075	(145)	(6)	100	5
Provision for credit losses	4	3	(9)	1	33	13	NM
Net income	$502	$540	$454	$(38)	(7)%	$48	11%

Discussion of Results:
Net income was $502 million, an increase of $48 million from the prior year, reflecting higher revenue, largely offset by higher noninterest expense.
Net revenue was $3.0 billion, an increase of $205 million from the prior year, driven by higher noninterest revenue on net client inflows and higher market levels, and higher net interest income on higher deposit and loan balances.
Noninterest expense was $2.2 billion, an increase of $100 million from the prior year, driven by continued investment in both infrastructure and controls.
Assets under management were $1.8 trillion, an increase of $111 billion from the prior year, due to net inflows to long-term and liquidity products and the effect of higher market levels.

JPMorgan Chase & Co.
News Release

CORPORATE[15]

Results for Corporate				4Q14		1Q14
($ millions)	1Q15	4Q14	1Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(213)	$247	$(1)	$(460)	NM	$(212)	NM
Noninterest expense	152	436	(166)	(284)	(65)%	318	NM
Provision for credit losses	(5)	(6)	(11)	1	17	6	55%
Net income	$58	$547	$115	$(489)	(89)%	$(57)	(50)%

Discussion of Results:
Net income was $58 million, compared with net income of $115 million in the prior year. Lower net revenue and higher expense were largely offset by a benefit from tax adjustments of $177 million versus a tax charge of approximately $90 million in the prior year. Treasury & CIO reported a net loss of $221 million, which included a $173 million pre-tax loss associated with the amortization of cash flow hedges, primarily related to the exit of certain non-operational deposits.
Net revenue was a loss of $213 million, compared with a loss of $1 million in the prior year, driven by lower private equity gains.
Noninterest expense was $152 million, an increase of $318 million from the prior year, driven by higher legal expense.

JPMorgan Chase & Co.
News Release

1. Notes on non-GAAP financial measures:

a)
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income as reported by the Firm as a whole or by the lines of business.

b)
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s earnings as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c)
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures, and exclude Firmwide legal expense. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

d)
Estimated as of 1Q15. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In rules, are each non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, see Regulatory capital on pages 146–153 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014.

e)
The CIB provides the change in Total Markets and Fixed Income Markets revenue excluding the revenue related to business simplification, a non-GAAP financial measure, to provide a more meaningful assessment of the underlying performance of the business.

Additional notes:

2.	Represents the estimated impact of Basel III Advanced Fully Phased-In capital rules to which the Firm will be subject commencing January 1, 2019.

3.	Last twelve months (“LTM”).

4.	Percentage comparisons noted in the bullet points are calculated for the first quarter of 2015 versus the prior-year first quarter.

5.	Excludes Commercial Card.

6.
CB’s Commercial and Industrial ("C&I") grouping is internally defined to include certain client segments (Middle Market, which includes Nonprofit Clients and Corporate Client Banking) and does not align with regulatory definitions.

7.
CB's Commercial Real Estate ("CRE") grouping is internally defined to include certain client segments (Real Estate Banking, Commercial Term Lending and Community Development Banking) and does not align with regulatory definitions.

8.	Assumes a tax rate of 38% for items that are tax deductible.

9.	Represents the estimated liquidity coverage ratio ("LCR") based on the Firm's current understanding of the U.S. LCR rules which became effective January 1, 2015.

10.	High quality liquid assets (“HQLA”) is the estimated amount of assets that qualify for inclusion in the U.S. LCR, which became effective January 1, 2015.

11.	Core loans include loans considered central to the Firm’s ongoing businesses; core loans exclude runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

12.	Net of employee issuance.

13.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

14.	Chase Commerce Solutions, formerly known as Merchant Services, includes Chase Paymentech, ChaseNet and Chase Offers businesses.

15.
Effective with the first quarter of 2015, the Firm began including the results of Private Equity in the Other Corporate line within the Corporate segment. Prior period amounts have been revised to conform with the current period presentation. The Corporate segment’s balance sheets and results of operations were not impacted by this reporting change.

16.
Effective January 1, 2015, the Firm adopted new accounting guidance for investments in affordable housing projects that qualify for the low-income housing tax credit. The guidance was required to be applied retrospectively and accordingly, certain prior period amounts have been revised to conform with the current period presentation. For further discussion, see page 2 of the Earnings Release Financial Supplement.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern) to present first quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on April 14, 2015, through midnight, April 28, 2015, by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 87540697. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.